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                                                                   EXHIBIT 10.11

                           WYNN'S INTERNATIONAL, INC.
                    2000 CORPORATE MANAGEMENT INCENTIVE PLAN

        Section 1. The purpose of this 2000 Corporate Management Incentive Plan (the "2000 Plan") is to provide a reward for performance and an incentive for the future endeavors of the Corporate Management Employees who contribute to the success of the enterprise by their ability, industry, loyalty, or exceptional service, through making them participants in that success.

        Section 2.

        (a) Wynn's International, Inc. (the "Company") shall establish a reserve for bonus payments for Corporate Management Employees for the year 2000 (the "Corporate Bonus Pool") with a corresponding charge to income for the year 2000 in an amount which the independent public accountants of the Company verify and report to be equal to ten percent (10%) of the amount by which the Consolidated Pretax Earnings of the Company exceed a twenty percent (20%) return on Beginning Equity, provided, however, that (i) the maximum amount of the Corporate Bonus Pool shall be Two Million One Hundred Thousand Dollars ($2,100,000), and (ii) no amounts shall be earned hereunder if the Consolidated Pretax Earnings of the Company for the year ended December 31, 2000 are less than Forty One Million Four Hundred Forty Thousand Dollars ($41,440,000).

        (b) Before the payment of bonus awards for the year 2000, the independent accountants of the Company shall verify and report to the Board of Directors of the Company (the "Board") the total amount of the Corporate Bonus Pool. Bonus awards to be paid shall not exceed the Corporate Bonus Pool as verified and reported by the independent public accountants. Bonus awards under the 2000 Plan shall be charged to income for 2000.

        Section 3.

        (a) The term "Consolidated Pretax Earnings" as used in the 2000 Plan shall mean, for calendar year 2000, the Company's income before taxes based on income as shown on the Consolidated Statements of Income section of the Company's 2000 Consolidated Financial Statements after making adequate provision for the Corporate Bonus Pool in the 2000 Consolidated Financial Statements, subject to Section 3(e) below.

        (b) The term "Beginning Equity" shall mean the total stockholders' equity of the Company and subsidiaries at December 31, 1999, as reported in the Consolidated Balance Sheets section of the Company's 2000 Consolidated Financial Statements, subject to Section 3(e) below.
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        (c) The term "2000 Consolidated Financial Statements" as used in the
2000 Plan shall mean those financial statements of the Company and its subsidiaries contained in the Company's annual report to stockholders for the year ended December 31, 2000 and upon which an opinion has been expressed by the independent public accountants of the Company, subject to Section 3(e) below.

        (d) The term "Corporate Management Employee" shall mean any person employed as Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, Vice President-Finance and Chief Financial Officer, Vice President-Corporate Affairs and General Counsel, Secretary and Assistant General Counsel, Treasurer and Controller, Assistant Secretary, Tax Manager, Employee Benefits and Risk Manager, Corporate Counsel and any other management employees of the Company designated by the Chief Executive Officer.

        (e) For purposes of the 2000 Plan, the terms "Consolidated Pretax Earnings" and "Consolidated Beginning Equity" shall exclude the results of operations of, and acquisition charges relating to, Goshen Rubber Companies, Inc. and subsidiaries in calendar years 1999 and 2000.

        Section 4. Full power and authority to construe, interpret, and administer the 2000 Plan shall be vested in the Board as from time to time constituted pursuant to the By-Laws of the Company. Decisions of the Board shall be final, conclusive, and binding. The Board shall rely upon and be bound by the amount of Consolidated Pretax Earnings, Beginning Equity and the Corporate Bonus Pool, all as verified and reported by the independent public accountants of the Company. The foregoing shall include, but shall not be limited to, all determinations by the Board as to (i) the eligibility of a Corporate Management Employee for consideration for a bonus, and (ii) the amount, if any, of the bonus award paid to a Corporate Management Employee. Any person who accepts any benefit hereunder agrees to accept as final, conclusive, and binding, the determinations of the Board.

        Section 5. The Board shall have discretion with respect to the determination of individual bonus awards to the executive officers of the Company. Individual bonus awards to other Corporate Management Employees shall be at the discretion of the Chief Executive Officer of the Company. The total Corporate Bonus Pool shall be distributed to the 2000 Plan participants, subject to the following two limitations. First, the total Corporate Bonus Pool shall not be distributed if such distribution would cause the limits on the maximum amounts payable to executive officers set forth Section 6 to be exceeded. Second, regardless of whether such limits on bonus awards to executive officers are reached, the balance of the Corporate Bonus Pool need not be distributed to Corporate Management Employees

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who are not executive officers. The recommendations for bonus awards under the
2000 Plan for executive officers of the Company shall be made to the Compensation Committee of the Board (the "Committee") by the Chief Executive Officer under such procedure as may from time to time be approved by the Board, except that no such recommendations shall be made with respect to the Chief Executive Officer, but such bonus shall be dealt with exclusively by the Committee under such procedures as it may determine. Nothing contained herein shall entitle any Corporate Management Employee to any bonus award or to a bonus award for any specific amount, as a matter of right, for services rendered in 2000.

        Section 6. Notwithstanding the provisions of Sections 2 and 5, the Committee shall have the authority to recommend to the Board, and the Board shall have the power to authorize in accordance with the recommendations of the Committee, the payment of additional bonus awards to any or all executive officers for outstanding performance in 2000, provided, however, that the amount of any such additional bonus award, together with any amounts paid pursuant to Sections 2 and 5, shall not exceed one hundred percent (100%) of such executive officer's base salary in 2000.

        Section 7. Bonus awards under the 2000 Plan will be paid to each recipient no later than March 31, 2001 in one installment in cash, restricted stock of the Company, or any combination thereof. Any award of the Company's restricted stock is subject to the approval of the Committee.

        Section 8. Upon termination of a Corporate Management Employee's employment during the calendar year 2000 other than by death, such participant shall not be entitled as a matter of right to any bonus award for services rendered in 2000, provided, however, the Board may award a bonus as a matter of discretion pursuant to Section 9 below.

        Section 9. Notwithstanding Section 8 above, a Corporate Management Employee whose employment terminates during the year or who is granted a leave of absence during the year, and who at the time of such termination of employment or granting of leave is eligible for consideration of a bonus, may, at the discretion of the Board, and under such rules as the Board may from time to time approve, be awarded a bonus with respect to the period of his/her services during the year 2000.

        Section 10. Upon the death of a Corporate Management Employee during 2000, there shall be paid (as a death benefit and in lieu of any payment pursuant to Section 5 which would otherwise have been payable after the death of such Corporate Management Employee) to such beneficiaries as the Corporate Management Employee shall have designated in writing and on forms prescribed by and filed with the Board, or, if no such

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designation of beneficiaries has been made, to such Corporate Management
Employee's legal representatives or to the persons entitled thereto as determined by a court of competent jurisdiction, an amount equal to the bonus award, if any, that would have been paid to the deceased Corporate Management Employee had such participant remained employed by the Company through December 31, 2000. Any bonus which may be awarded to such deceased participant shall be paid at the time awards are paid to other participants pursuant to the 2000 Plan.

        Section 11. The 2000 Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware and construed accordingly.

        Section 12. The 2000 Plan is effective as of January 1, 2000.


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